Exhibit 10.41

EXECUTED DOCUMENT

AMENDED AND RESTATED SECURITY AGREEMENT

Dated March 15, 2007

From

The Grantors referred to herein

as Grantors

to

Deutsche Bank AG New York Branch

as Collateral Agent

T A B L E  O F  C O N T E N T S

Section 26. Execution in Counterparts	28

Section 27. Governing Law	28

Section 28. Jurisdiction, Etc	28

Section 29. Waiver of Jury Trial	29

Schedules

Schedule I	-	Investment Property
Schedule II	-	Pledged Deposit Accounts
Schedule III	-	Intellectual Property
Schedule IV	-	Commercial Tort Claims
Schedule V	-	Location, Chief Executive Office, Type of Organization, Jurisdiction of Organization and Organizational Identification Number
Schedule VI	-	Locations of Equipment and Inventory
Schedule VII	-	Letters of Credit
Schedule VIII	-	Post-Closing Matters

Exhibits

Exhibit A	-	Form of Intellectual Property Security Agreement
Exhibit B	-	Form of Intellectual Property Security Agreement Supplement
Exhibit C	-	Form of Security Agreement Supplement

ii

AMENDED AND RESTATED SECURITY AGREEMENT

AMENDED AND RESTATED SECURITY AGREEMENT dated March 15, 2007 made by BUILDING MATERIALS CORPORATION OF AMERICA, a Delaware corporation (the “Company”), and the other Persons listed on the signature pages hereof (the Company and the Persons so listed being, collectively, the “Grantors”), to DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as collateral agent for the Secured Parties (as hereinafter defined) and in such capacity, and together with any successor collateral agent appointed pursuant to Article VII of the Loan Agreement as hereinafter defined, the “Collateral Agent”.

PRELIMINARY STATEMENTS.

(1) The Company and certain of its Subsidiaries are parties to a Junior Lien Term Loan Agreement (amending and restating in its entirety the Bridge Loan Agreement dated as of February 22, 2007, the “Existing Bridge Loan”) dated as of March 15, 2007 (the “Loan Agreement”), with the lenders party thereto from time to time, and DBNY as collateral agent.  The Loan Agreement amends and restates in its entirety the Existing Bridge Loan, including reflecting that DBNY has replaced Deutsche Bank AG Cayman Islands Branch as the Collateral Agent.  The Lenders and the Agents party to the Loan Agreement shall be the “Secured Parties” hereunder.

(2) The Company and certain of its Subsidiaries have entered into a Term Loan Agreement dated as of February 22, 2007 (as amended, restated, supplemented, waived or otherwise modified, refinanced or replaced from time to time, the “Term Loan Agreement”) with the lenders party thereto and DBNY, as administrative agent, Deutsche Bank Securities Inc., Bear Stearns & Co. Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers, Bear Stearns & Co. Inc., as syndication agent, and J.P. Morgan Securities Inc., as documentation agent for the lenders.

(3) The Company is a party to the Revolving Credit Agreement dated as of February 22, 2007 (as amended, restated, supplemented, waived, or otherwise modified, refinanced or replaced from time to time, the “Revolving Credit Agreement”), among the Company and certain of its Subsidiaries, the lender parties party thereto from time to time, DBNY, as collateral monitoring agent and administrative agent, swingline lender and letter of credit issuer, Bear Stearns & Co. Inc., as syndication agent, J.P. Morgan Securities Inc., as documentation agent, and Deutsche Bank Securities Inc., Bear Stearns & Co. Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book managers.

(4) The Company is party to (i) an indenture dated as of October 20, 1997 (as amended, restated, supplemented, waived, or otherwise modified, refinanced or replaced from time to time, the “2007 Notes Indenture”), among the Company, the Guarantors identified therein and The Bank of New York, as trustee pursuant to which certain 8% senior notes due 2007 were issued; (ii) an indenture dated as of December 3, 1998 (as amended, restated, supplemented, waived or otherwise modified, refinanced or replaced from time to time, the “2008 Notes Indenture”), among the Company, the Guarantors identified therein and The Bank of New York, as trustee pursuant to which certain 8% senior notes due 2008 were issued; and

(iii) an indenture dated as of July 26, 2004 (as amended, restated, supplemented, waived, or otherwise modified, refinanced or replaced from time to time, the “2014 Notes Indenture”) among the Company, the Guarantors identified therein and Wilmington Trust Company, as trustee, pursuant to which certain 7.75% senior notes were issued.

(5) DBNY, as administrative agent for the lenders and agents party to the Term Loan Agreement from time to time, The Bank of New York, as trustee under the 2007 Notes Indenture and the 2008 Notes Indenture, and Wilmington Trust Company, as trustee under the 2014 Notes Indenture, the Company and the other Grantors are party to the Collateral Agency Agreement dated February 22, 2007 (as amended, restated, supplemented, waived or otherwise modified or replaced from time to time) in which, among other things, the parties thereto have appointed Deutsche Bank Trust Company Americas to act as collateral agent (the “Term Collateral Agent”) for purposes of the Security Agreement (as defined in such Collateral Agency Agreement, the “Term Security Agreement”) and the Intercreditor Agreements (as hereinafter defined).

(6) Each Grantor is the owner of the shares of stock or other Equity Interests (the “Initial Pledged Equity”) set forth opposite such Grantor’s name on and as otherwise described in Part I of Schedule I hereto and issued by the Persons named therein and of the indebtedness (the “Initial Pledged Debt”) set forth opposite such Grantor’s name on and as otherwise described in Part II of Schedule I hereto and issued by the obligors named therein.

(7) Each Grantor is the owner of the deposit accounts (the “Pledged Deposit Accounts”) set forth opposite such Grantor’s name on Schedule II hereto.

(8)  In connection with the Existing Bridge Loan, the Grantors entered into a Security Agreement, dated February 22, 2007 (the “Existing Security Agreement”), and the security interests created thereunder were perfected by the filing of UCC (as hereinafter defined) financing statements.  It is a condition precedent to the entering into of the Loan Agreement that the Existing Security Agreement be amended and restated as provided herein and that the security interests created thereunder continue under this Agreement.

(9) Terms defined in the Loan Agreement and not otherwise defined in this Agreement are used in this Agreement as defined in the Loan Agreement.  Further, unless otherwise defined in this Agreement or in the Loan Agreement, terms defined in Article 8 or 9 of the UCC (as defined below) are used in this Agreement as such terms are defined in such Article 8 or 9.  “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non perfection or priority.

NOW, THEREFORE, in consideration of the premises, each Grantor hereby agrees with the Collateral Agent for the ratable benefit of the Secured Parties as follows:

Section 1. Grant of Security.  Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, and confirms its prior grant to the Collateral Agent for the ratable benefit of the Secured Parties of, a security interest in such Grantor’s right, title and interest in and to the following, in each case, as to each type of property described below, whether now owned or hereafter acquired by such Grantor, wherever located, and whether now or hereafter existing or arising (collectively, the “Collateral”):

(a) all equipment in all of its forms, including, without limitation, all machinery, tools, motor vehicles, furniture and fixtures, and all parts thereof and all accessions thereto, including, without limitation, computer programs and supporting information that constitute equipment within the meaning of the UCC (any and all such property being the “Equipment”);

(b) all inventory in all of its forms, including, without limitation, (i) all raw materials, work in process, finished goods and materials used or consumed in the manufacture, production, preparation or shipping thereof, (ii) goods in which such Grantor has an interest in mass or a joint or other interest or right of any kind (including, without limitation, goods in which such Grantor has an interest or right as consignee) and (iii) goods that are returned to or repossessed or stopped in transit by such Grantor), and all accessions thereto and products thereof and documents therefor, including, without limitation, computer programs and supporting information that constitute inventory within the meaning of the UCC (any and all such property being the “Inventory”);

(c) all accounts, chattel paper (including, without limitation, tangible chattel paper and electronic chattel paper), instruments (including, without limitation, promissory notes), deposit accounts, letter-of-credit rights, general intangibles (including, without limitation, payment intangibles) and other obligations of any kind, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services and whether or not earned by performance, and all rights now or hereafter existing in and to all supporting obligations and in and to all security agreements, mortgages, Liens, leases, letters of credit and other contracts securing or otherwise relating to the foregoing property (any and all of such accounts, chattel paper, instruments, deposit accounts, letter-of-credit rights, general intangibles and other obligations, to the extent not referred to in clause (d), (e) or (f) below, being the “Receivables,” and any and all such supporting obligations, security agreements, mortgages, Liens, leases, letters of credit and other contracts being the “Related Contracts”);

(d) all precious metals, including without limitation, platinum and rhodium, (any and all such Property being the “Precious Metals”) used in the production of Inventory;

(e) the following (the “Security Collateral”):

(i)            the Initial Pledged Equity and the certificates, if any, representing the Initial Pledged Equity, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Equity and all warrants, rights or options issued thereon or with respect thereto;

(ii)           the Initial Pledged Debt and the instruments, if any, evidencing the Initial Pledged Debt, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Debt;

(iii)          all additional shares of stock and other Equity Interests from time to time acquired by such Grantor in any manner (such shares and other Equity Interests, together with the Initial Pledged Equity, being the “Pledged Equity”), and the certificates, if any, representing such additional shares or other Equity Interests, and all dividends, distributions, return of capital, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares or other Equity Interests and all warrants, rights or options issued thereon or with respect thereto;

(iv)          all additional indebtedness from time to time owed to such Grantor  (such indebtedness, together with the Initial Pledged Debt, being the “Pledged Debt”) and the instruments, if any, evidencing such indebtedness, and all interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness;

(v)           any securities account (the “Securities Account”), any collateral account (the “Collateral Account”), all security entitlements with respect to all financial assets from time to time credited to the Securities Account or the Collateral Account, and all financial assets, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such security entitlements or financial assets and all warrants, rights or options issued thereon or with respect thereto; and

(vi)          all other investment property (including, without limitation, all (A) securities, whether certificated or uncertificated, (B) security entitlements, (C) securities accounts, (D) commodity contracts and (E) commodity accounts) in which such Grantor has now, or acquires from time to time hereafter, any right, title or interest in any manner, and the certificates or instruments, if any, representing or evidencing such investment property, and all dividends, distributions, return of capital, interest, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such investment property and all warrants, rights or options issued thereon or with respect thereto;

(f) the following (collectively, the “Account Collateral”):

(i)            the Pledged Deposit Accounts, the Collateral Account and all funds and financial assets from time to time credited thereto (including, without limitation, all Cash Equivalents), and all certificates and instruments, if any, from time to time representing or evidencing the Pledged Deposit Accounts or the Collateral Account;

(ii)           all promissory notes, certificates of deposit, checks and other instruments from time to time delivered to or otherwise possessed by the Collateral Agent for or on behalf of such Grantor in substitution for or in addition to any or all of the then existing Account Collateral; and

(iii)          all interest, dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Account Collateral; and

(g) the following (collectively, the “Intellectual Property Collateral”):

(i)            all patents, patent applications, utility models and statutory invention registrations, all inventions claimed or disclosed therein and all improvements thereto (“Patents”);

(ii)           all trademarks, service marks, domain names, trade dress, logos, designs, slogans, trade names, business names, corporate names and other source identifiers, whether registered or unregistered (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together, in each case, with the goodwill symbolized thereby (“Trademarks”);

(iii)          all copyrights, including, without limitation, copyrights in Computer Software (as hereinafter defined), internet web sites and the content thereof, whether registered or unregistered (“Copyrights”);

(iv)          all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing (“Computer Software”);

(v)           all confidential and proprietary information, including, without limitation, know-how, trade secrets, manufacturing and production processes and techniques, inventions, research and development information, databases and data, including, without limitation, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information (collectively, “Trade Secrets”), and all other intellectual, industrial and intangible property of any type, including, without limitation, industrial designs and mask works;

(vi)          all registrations and applications for registration for any of the foregoing, including, without limitation, those registrations and applications for registration set forth in Schedule III hereto, together with all reissues, divisions, continuations, continuations-in-part, extensions, renewals and reexaminations thereof ((i)-(vi) collectively, “IP Rights”);

(vii)         all tangible embodiments of the foregoing, all rights in the foregoing provided by international treaties or conventions, all rights corresponding thereto throughout the world and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto;

(viii)        all agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any of the foregoing to which such Grantor, now or hereafter, is a party or a beneficiary, including, without limitation, the agreements set forth in Schedule III hereto (“IP Agreements”); and

(ix)           any and all claims for damages and injunctive relief for past, present and future infringement, dilution, misappropriation, violation, misuse or breach with respect to any of the foregoing, with the right, but not the obligation, to sue for and collect, or otherwise recover, such damages;

(h) the commercial tort claims described in Schedule IV hereto (together with any commercial tort claims as to which the Grantors have complied with the requirements of Section 15, the “Commercial Tort Claims Collateral”);

(i) all books and records (including, without limitation, customer lists, credit files, printouts and other computer output materials and records) of such Grantor pertaining to any of the Collateral; and

(j) all proceeds of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, and supporting obligations relating to, any and all of the Collateral (including, without limitation, proceeds, collateral and supporting obligations that constitute property of the types described in clauses (a) through (i) of this Section 1) and, to the extent not otherwise included, all (A) payments under insurance (whether or not the Collateral Agent is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral, and (B) cash (any and all such property being the “Proceeds”).

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, (a) any Intellectual Property Collateral, if the grant of such security interest shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest of such Grantor therein; (b) in any license, contract or agreement to which such Grantor is a party or any of its rights or interests thereunder, including, without limitation, with respect to any pledged partnership interests or any pledged limited liability company interests, to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement (including, without limitation, any partnership agreements or any limited liability company agreements), or otherwise, is prohibited by or result in a breach or termination of the terms of, or constitute a default under or termination of any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406 of the UCC (or any successor provision) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity) or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect; (c) in any of the outstanding capital stock of a “controlled foreign corporation” as defined in the Internal Revenue Code of 1986, as amended from time to time (each, a “Controlled Foreign Corporation”), in excess of 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; (d) the Chester Equipment; or (e) all equipment and other property to the extent, but only to the extent, that such a grant would, under the terms of any contract or agreement to which such Grantor is a party in connection with certain industrial revenue obligations, be prohibited by or would otherwise result in a breach or termination of the terms of, or constitute a default under or termination of any such contract or agreement or would otherwise constitute a violation of law, regulation or policy; provided, however, that immediately upon the ineffectiveness, lapse or termination of any such provision precluding the grant of security interest on such property, the Collateral shall include, and each Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect.

Section 2. Security for Obligations.  This Agreement secures, in the case of each Grantor, the payment of all Obligations of such Grantor now or hereafter existing under the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise (all such Obligations being the “Secured Obligations”).  Without limiting the generality of the foregoing, this Agreement secures, as to each Grantor, the payment of all amounts that constitute part of the Secured Obligations and would be owed by such Grantor to any Secured Party under the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Loan Party.

Section 3. Grantors Remain Liable.  Anything herein to the contrary notwithstanding, (a) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (c) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Section 4. Delivery and Control of Security Collateral.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement:

(a) all certificates or instruments representing or evidencing Security Collateral shall be delivered to and held by or on behalf of the Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  The Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Security Collateral for certificates or instruments of smaller or larger denominations.

(b) with respect to any Security Collateral that constitutes an uncertificated security, if requested by the Collateral Agent, the relevant Grantor will cause the issuer thereof either (i) to register the Collateral Agent as the registered owner of such security or (ii) to agree with such Grantor and the Collateral Agent that such issuer will comply with instructions with respect to such security originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (such agreement being an “Uncertificated Security Control Agreement”).

(c) with respect to the Securities Account, the Collateral Account and any Security Collateral that constitutes a security entitlement as to which the financial institution acting as Collateral Agent hereunder is not the securities intermediary, if reasonably requested by the Collateral Agent, the relevant Grantor will cause the securities intermediary with respect to such Account or security entitlement either (i) to identify in its records the Collateral Agent as the entitlement holder thereof or (ii) to agree with such Grantor and the Collateral Agent that such securities intermediary will comply with entitlement orders originated by the Collateral Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Collateral Agent (a “Securities Account Control Agreement” or “Securities/Deposit Account Control Agreement,” respectively).

(d) during the continuance of an Event of Default, the Collateral Agent shall have the right, at any time and without notice to any Grantor, to transfer to or to register in the name of the Collateral Agent or any of its nominees any or all of the Security Collateral, subject only to the revocable rights specified in Section 12(a).  In addition, during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to convert Security Collateral consisting of financial assets credited to the Securities Account or the Collateral Account to Security Collateral consisting of financial assets held directly by the Collateral Agent, and to convert Security Collateral consisting of financial assets held directly by the Collateral Agent to Security Collateral consisting of financial assets credited to the Securities Account or the Collateral Account.

(e) upon the reasonable request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, each Grantor will notify each issuer of

Security Collateral granted by it hereunder that such Security Collateral is subject to the security interest granted hereunder.

Section 5. Maintaining the Account Collateral.  Subject to (i) the rights of the Collateral Monitoring Agent under the Revolving Credit Agreement, the Security Agreement (as defined in the Revolving Credit Agreement, the “Revolver Security Agreement”) and the Revolver Intercreditor Agreement (as hereinafter defined) and (ii) the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement (as hereinafter defined), so long as any Loan or any other Obligation (other than contingent obligations) of any Grantor under any Loan Document shall remain unpaid:

(a) Each Grantor will maintain deposit accounts only with the financial institution acting as Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with such Grantor and the Collateral Agent to comply with instructions originated by the Collateral Agent directing the disposition of funds in such deposit account without the further consent of such Grantor, such agreement to be in form and substance satisfactory to the Collateral Agent (a “Deposit Account Control Agreement”); provided, however, this Section 5(a) shall not apply to deposit accounts (i) in which all funds therein are swept on a daily basis and only to another deposit account over which there is in effect a Deposit Account Control Agreement or (ii) operated solely as a payroll account, provided, that no funds or investments in excess of $10,000,000 shall at any time be on deposit in the payroll accounts in the aggregate; provided, further, however, the Company shall have forty-five days (unless otherwise agreed by the Administrative Agent) from the Closing Date (as defined in the Existing Bridge Loan) to comply with this requirements of this Section 5.

(b) Subject to Section 5(a), each Grantor shall instruct all of its account debtors to remit all payments to (i) the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Pledged Account Banks with respect to all accounts of such account debtor, which remittances shall be collected by the applicable Pledged Account Banks and deposited into the applicable Pledged Deposit Account or (ii) any other deposit account in which all funds therein are swept on a daily basis and only to another deposit account over which there is in effect a Deposit Account Control Agreement.

(c) During the continuance of an Event of Default, upon notice from the Collateral Agent, upon the terms and subject to the conditions set forth in the Deposit Account Control Agreement, all amounts held in all of the Pledged Deposit Accounts by the Grantors shall be wired by the close of business on each Business Day into an account with the Collateral Agent (the “Concentration Account”) and all collected amounts held in the Concentration Account shall be applied as provided in Section 19.

Section 6. Representations and Warranties.  Each Grantor represents and warrants as follows:

(a) Such Grantor’s exact legal name, location, chief executive office, type of organization, jurisdiction of organization and organizational identification number is set forth in Schedule V hereto.  Such Grantor has no trade names other than as listed on Schedule III hereto.

(b) Such Grantor is the legal and beneficial owner of the Collateral granted or purported to be granted by it free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement or permitted under the Loan Agreement.  No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing such Grantor or any trade name of such Grantor as debtor is on file in any recording office, except such as may have been filed in favor of the Collateral Agent relating to the Loan Documents or as otherwise permitted under the Loan Agreement.

(c) All of the Equipment and Inventory of such Grantor are located at the places specified therefor in Schedule VI hereto.

(d) None of the Receivables is evidenced by a promissory note or other instrument that has not been delivered to the Term Collateral Agent or the Collateral Monitoring Agent under the Revolving Security Agreement.

(e) If such Grantor is an issuer of Security Collateral, such Grantor confirms that it has received notice of the security interest granted hereunder.

(f) The Pledged Equity pledged by such Grantor and issued by a Grantor hereunder has been duly authorized and validly issued and is fully paid and non assessable.  To the best knowledge of such Grantor, the Pledged Equity pledged by such Grantor issued by a non-Grantor has been duly authorized and validly issued and is fully paid or non-assessable.  The Pledged Debt pledged by such Grantor hereunder and issued by a Grantor has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuer thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and such issuer is not in default under the terms of such Pledged Debt.  To the best knowledge of such Grantor, the Pledged Debt pledged by such Grantor issued by a non-Grantor has been duly authorized, authenticated or issued and delivered, is the legal, valid and binding obligation of the issuers thereof, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent) and such issuer is not in default under the terms of such Pledged Debt.

(g) The Initial Pledged Equity pledged by such Grantor constitutes the percentage of the issued and outstanding Equity Interests of the issuers thereof indicated on Schedule I hereto.  The Initial Pledged Debt constitutes all of the outstanding indebtedness owed to such Grantor by the issuers thereof and is outstanding in the principal amount indicated on Schedule I hereto.

(h) Such Grantor has no investment property, other than the investment property listed on Schedule I hereto and additional investment property as to which such Grantor has complied with the requirements of Section 4.

(i) Such Grantor has no deposit accounts, other than the Pledged Deposit Accounts listed on Schedule II hereto and additional Pledged Deposit Accounts as to which such Grantor has complied with the applicable requirements of Section 5.

(j) Such Grantor is not a beneficiary or assignee under any letter of credit, other than the letters of credit described in Schedule VII hereto and additional letters of credit as to which such Grantor has complied with the requirements of Section 13.

(k) This Agreement creates in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral granted by such Grantor, securing the payment of the Secured Obligations; except for the filing of financing statements under the UCC or the other filings referred to in paragraph (l) below, all filings and other actions necessary to perfect the security interest in the Collateral granted by such Grantor have been duly made or taken and are in full force and effect; and such security interest is second priority with the exception of the security interest in the Revolver Collateral (as defined under the General Intercreditor Agreement (as hereinafter defined)), which is third priority.

(l) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for (i) the grant by such Grantor of the security interest granted hereunder or for the execution, delivery or performance of this Agreement by such Grantor, (ii) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interest), except for the filing of financing and continuation statements under the UCC, which financing statements have been duly filed and are in full force and effect, actions necessary to obtain control of Collateral as provided in Sections 9-104, 9-106 and 9-107 of the UCC but excluding actions necessary to perfect the Collateral Agent’s security interest with respect to Collateral evidenced by a certificate of title, and the recordation of the Intellectual Property Security Agreements referred to in Section 11(f) with the U.S. Patent and Trademark Office and the U.S. Copyright Office, which Agreements will be duly recorded and following the filing thereof shall be in full force and effect, and the actions described in Section 4 with respect to the Security Collateral, which actions will be taken and after the completion thereof shall be in full force and effect, or (iii) the exercise by the Collateral Agent of its voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Security Collateral by laws affecting the offering and sale of securities generally.

(m) The Inventory that has been produced or distributed by such Grantor has been produced in compliance with all requirements of applicable law, including, without limitation, the Fair Labor Standards Act.

(n) As to itself and its Intellectual Property Collateral:

(i)            The operation of such Grantor’s business as currently conducted or as now contemplated to be conducted and the use of the Intellectual Property Collateral in connection therewith do not, to such Grantor’s knowledge, conflict with, infringe, misappropriate, dilute, misuse or otherwise violate the intellectual property rights of any third party.

(ii)           Such Grantor is the exclusive owner of all right, title and interest in and to the Intellectual Property Collateral, except as set forth on Schedule III(a) hereto, and is entitled to use all Intellectual Property Collateral subject only to the terms of the IP Agreements.

(iii)          The Intellectual Property Collateral set forth on Schedule III hereto includes all of the patents, patent applications, domain names, trademark registrations and applications, and copyright registrations and applications owned by such Grantor and all IP Agreements to which such Grantor is a party or beneficiary as of the date hereof.

(iv)          The Intellectual Property Collateral material to the business of the Grantors is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Grantor’s knowledge, is valid and enforceable.  Such Grantor is not aware of any uses of any item of Intellectual Property Collateral that could be expected to lead to such item becoming invalid or unenforceable.

(v)           As to each item of Intellectual Property Collateral material to the business of the Grantors, such Grantor has made or performed all filings, recordings and other acts and has paid all required fees and taxes to maintain and protect its interest in each such item of Intellectual Property Collateral in full force and effect throughout the world, including, without limitation, recordations of any of its interests in the Patents and Trademarks with the U.S. Patent and Trademark Office and in corresponding national and international patent offices, and recordation of any of its interests in the Copyrights with the U.S. Copyright Office and in corresponding national and international copyright offices.  Such Grantor has used proper statutory notice in connection with its use of each patent, trademark and copyright in the Intellectual Property Collateral material to the business of the Grantors.

(vi)          No claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or, to such Grantor’s knowledge, threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict the Grantor’s rights in or use of any of the Intellectual Property Collateral material to the business of the Grantors, (B) to such Grantor’s knowledge, alleging that the Grantor’s rights in or use of the Intellectual Property Collateral or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (C) alleging that the Intellectual Property Collateral is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement.  To such Grantor’s knowledge, no Person is engaging in any activity that infringes, misappropriates, dilutes, misuses or otherwise violates the Intellectual Property Collateral or the Grantor’s rights in or use thereof.  Except as set forth on Schedule III hereto, such Grantor has not granted any license, release, covenant not to sue, non-assertion assurance, or other right to any Person with respect to any part of the Intellectual Property Collateral.  The consummation of the transactions contemplated by the Transaction Documents will not result in the termination or impairment of any of the Intellectual Property Collateral.

(vii)         With respect to each IP Agreement, to such Grantor’s knowledge: (A) such IP Agreement is valid and binding and in full force and effect and represents the entire agreement between the respective parties thereto with respect to the subject matter thereof; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) such Grantor has not received any notice of termination or cancellation under such IP Agreement; (D) such Grantor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured; (E) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (F) neither such Grantor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

(viii)        To the best of such Grantor’s knowledge, (A) none of the Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor; (B) no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and (C) no employee, independent contractor or agent of such Grantor is in default or material breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral.

(ix)           No Grantor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral that is material to the business of the Grantors or that would impair the validity or enforceability of such material Intellectual Property Collateral.

(x)            Such Grantor owns, or possesses the valid right to use, all Intellectual Property Collateral used in or otherwise necessary to carry on such Grantor’s business as currently conducted or as now contemplated to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.  There are no other IP Rights that are material to or necessary for the operation of the Grantors’ business or for the continued operation of the Grantors’ business immediately after the date hereof in substantially the same manner as operated prior to the date hereof.

(o)           Such Grantor has no commercial tort claims as of the date hereof other than those listed in Schedule IV hereto and additional commercial tort claims as to which such Grantor has complied with the requirements of Section 14.

Section 7. Further Assurances.  (a)  Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that may be necessary or desirable, or that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor.  Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor, at the reasonable request of the Collateral Agent:  (i) mark conspicuously each document included in Inventory, each chattel paper included in Receivables, each Related Contract, and, at the reasonable request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such document, chattel paper, Related Contract, or Collateral is subject to the security interest granted hereby; (ii) if any such Collateral shall be evidenced by a promissory note or other instrument, deliver and pledge to the Collateral Agent hereunder such note or instrument duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; (iii) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (iv) deliver to the Collateral Agent evidence that all other actions that the Collateral Agent may deem reasonably necessary or desirable in order to perfect and protect the security interest granted or purported to be granted by such Grantor under this Agreement have been taken.

(b) Each Grantor hereby authorizes the Collateral Agent or its agent, sub-agent or designee to file one or more financing or continuation statements, and amendments thereto, including, without limitation, one or more financing statements indicating that such financing statements cover all assets or all personal property (or words of similar effect) of such Grantor, regardless of whether any particular asset described in such financing statements falls within the scope of the UCC or the granting clause of this Agreement.  A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.  Each Grantor ratifies its authorization for the Collateral Agent or its agent, sub-agent or designee to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c) Each Grantor will furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral of such Grantor and such other reports in connection with such Collateral as the Collateral Agent may reasonably request, all in reasonable detail.

Section 8. As to Equipment and Inventory.  (a)  Each Grantor will cause its Equipment to be maintained and preserved in the same condition, repair and working order as when new, ordinary wear and tear excepted, and will forthwith, or in the case of any loss or damage to any of such Equipment as soon as practicable after the occurrence thereof, make or cause to be made all repairs, replacements and other improvements in connection therewith that are necessary or desirable to such end.

(b) Each Grantor will pay promptly when due all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including, without limitation, claims for labor, materials and supplies) against, its Equipment and Inventory, except to the extent payment thereof is not required by Section 5.01(b) of the Loan Agreement.  In producing its Inventory, each Grantor will comply with the requirements of the Fair Labor Standards Act.

(c) The Collateral Agent acknowledges that each Grantor has granted to the Revolver Collateral Agent (as defined in the General Intercreditor Agreement), for use upon the occurrence and during the continuance of an Event of Default (as defined in the Revolving Credit Agreement), the irrevocable, non-exclusive right and license to use all present and future trademarks, trade names, copyrights, patents or technical processes owned or used by such Grantor that relate to the Revolver Collateral (as defined in the General Intercreditor Agreement) and any other Collateral granted by such Grantor as security for the Secured Obligations (as defined in the Revolver Security Agreement), together with any goodwill associated therewith, all to the extent necessary to enable the Revolver Collateral Agent to realize on, and exercise all rights of the Revolver Collateral Agent and the Lender Parties under the Revolving Credit Agreement in relation to, the Revolver Collateral.  This right shall inure to the benefit of all successors, assigns and transferees of the Revolver Collateral Agent.  Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor.

Section 9. Insurance.  (a)  Each Grantor will, at its own expense, maintain insurance with respect to its Equipment and Inventory in such amounts, against such risks, in such form and with such insurers consistent with industry standards.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement, each policy of each Grantor for liability insurance shall provide for all losses to be paid on behalf of the Collateral Agent and such Grantor as their interests may appear.  Each such policy shall in addition, subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement (i) name such Grantor and the Collateral Agent as insured parties thereunder (without any representation or warranty by or obligation upon the Collateral Agent) as their interests may appear, (ii) contain the agreement by the insurer that any loss thereunder shall be payable to the Collateral Agent notwithstanding any action, inaction or breach of representation or warranty by such Grantor, (iii) provide that there shall be no recourse against the Collateral Agent for payment of premiums or other amounts with respect thereto and (iv) provide that at least 10 days’ prior written notice of cancellation or of lapse shall be given to the Collateral Agent by the insurer.  Further, each Grantor will, at the request of the Collateral Agent, duly execute and deliver instruments of assignment of such insurance policies to comply with the requirements of this Section 9 and cause the insurers to acknowledge notice of such assignment.

(b) Reimbursement under any liability insurance maintained by any Grantor pursuant to this Section 9 may be paid directly to the Person who shall have incurred liability covered by such insurance.  In case of any loss involving damage to Equipment or Inventory when subsection (c) of this Section 9 is not applicable, the applicable Grantor will make or cause to be made the necessary repairs to or replacements of such Equipment or Inventory, and any proceeds of insurance properly received by or released to such Grantor shall be used by such Grantor, except as otherwise permitted by the Loan Agreement, to pay or as reimbursement for the costs of such repairs or replacements.

(c) So long as no Event of Default shall have occurred and be continuing, all insurance payments received by the Collateral Agent in connection with any loss, damage or destruction of any Inventory or Equipment will be released by the Collateral Agent to the applicable Grantor.

Section 10. Post-Closing Changes; Collections on Receivables and Related Contracts.  (a)  No Grantor will change its name, type of organization, jurisdiction of organization or organizational identification number from those set forth in Section 6(a) of this Agreement without first giving at least 15 days’ prior written notice to the Collateral Agent and taking all action required by the Collateral Agent for the purpose of perfecting or protecting the security interest granted by this Agreement.  Each Grantor will hold and preserve its records relating to the Collateral, including, without limitation, Related Contracts, and will permit representatives of the Collateral Agent at any time during normal business hours to inspect and make abstracts from such records and other documents.  If any Grantor does not have an organizational identification number and later obtains one, it will forthwith notify the Collateral Agent of such organizational identification number.

(b) Except as otherwise provided in this subsection (b), each Grantor will continue to collect, at its own expense, all amounts due or to become due such Grantor under the Receivables and Related Contracts.  In connection with such collections, subject in the case of Receivables and Related Contracts to the rights of the Collateral Monitoring Agent under the Revolver Security Agreement, and the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement, such Grantor may take (and, at the Collateral Agent’s direction during the continuance of an Event of Default, will take) such action as such Grantor or the Collateral Agent may deem necessary or advisable to enforce collection of Receivables and Related Contracts; provided, however, that the Collateral Agent shall have the right at any time, subject to the rights of the Collateral Monitoring Agent under the Revolver Security Agreement and the Revolver Intercreditor Agreement and the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the Obligors under any Receivables and Related Contracts of the assignment of such Receivables and Related Contracts to the Collateral Agent and to direct such Obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent and, upon such notification and at the expense of such Grantor, to enforce collection of any such Receivables and Related Contracts, to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done, and to otherwise exercise all rights with respect to such Receivables and Related Contracts, including, without limitation, those set forth set forth in Section 9-607 of the UCC.  After receipt by any Grantor of the notice from the Collateral Agent referred to in the proviso to the preceding sentence, (i) all amounts and proceeds (including, without limitation, instruments) received by such Grantor in respect of the Receivables and Related Contracts of such Grantor shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement) to be deposited in the Collateral Account and either (A) released to such Grantor so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 20(b) and (ii) such Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any or Related Contract, release wholly or partly any Obligor thereof or allow any credit or discount thereon.  No Grantor will permit or consent to the subordination of its right to payment under any of the Receivables and Related Contracts to any other indebtedness or obligations of the Obligor thereof.

Section 11. As to Intellectual Property Collateral.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement:

(a) with respect to each item of its Intellectual Property Collateral material to the business of the Grantors, each Grantor agrees to take, at its expense, all reasonable steps, and shall not knowingly omit to do any act, including, without limitation, in the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authority, to (i) maintain the validity and enforceability of such Intellectual Property Collateral and maintain such Intellectual Property Collateral in full force and effect, and (ii) pursue the registration and maintenance of each patent, trademark, or copyright registration or application, now or hereafter included in such Intellectual Property Collateral of such Grantor, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the U.S. Patent and Trademark Office, the U.S. Copyright Office or other governmental authorities, the filing of applications for renewal or extension, the filing of affidavits under Sections 8 and 15 of the U.S. Trademark Act, the filing of divisional, continuation, continuation-in-part, reissue and renewal applications or extensions, the payment of maintenance fees and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings.  No Grantor shall, without the written consent of the Collateral Agent, discontinue use of or otherwise abandon any Intellectual Property Collateral material to the business of the Grantors, or abandon any right to file an application for patent, trademark, or copyright, unless such Grantor shall have previously determined that such use or the pursuit or maintenance of such Intellectual Property Collateral is no longer desirable in the conduct of such Grantor’s business and that the loss thereof would not be reasonably likely to have a Material Adverse Effect.

(b) each Grantor agrees promptly to notify the Collateral Agent if such Grantor becomes aware (i) that any item of the Intellectual Property Collateral material to the business of the Grantors may have become abandoned, placed in the public domain, invalid or unenforceable, or of any adverse determination or development regarding such Grantor’s ownership or use of any such Intellectual Property Collateral or its right to register the same or to keep and maintain and enforce the same, or (ii) of any adverse determination or the institution of any proceeding (including, without limitation, the institution of any proceeding in the U.S. Patent and Trademark Office or any court) regarding any item of the Intellectual Property Collateral material to the business of the Grantors.

(c) in the event that any Grantor becomes aware that any item of the Intellectual Property Collateral material to the business of the Grantors is being infringed or misappropriated by a third party, such Grantor shall promptly notify the Collateral Agent and shall take all reasonable actions, at its expense, to protect or enforce such Intellectual Property Collateral, including, without limitation, suing for infringement or misappropriation and for an injunction against such infringement or misappropriation.

(d) each Grantor shall use proper statutory notice in connection with its use of each item of its Intellectual Property Collateral.

(e) each Grantor shall take all steps which it or the Collateral Agent deems reasonable and appropriate under the circumstances to preserve and protect each item of its Intellectual Property Collateral material to the business of the Grantors, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the material Trademarks, consistent with the quality of the products and services as of the date hereof, and taking all steps necessary to ensure that all licensed users of any of the material Trademarks use such consistent standards of quality.

(f) with respect to its Intellectual Property Collateral, each Grantor agrees to execute or otherwise authenticate an agreement, in substantially the form set forth in Exhibit A hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “Intellectual Property Security Agreement”), for recording the security interest granted hereunder to the Term Collateral Agent in such Intellectual Property Collateral with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such Intellectual Property Collateral.

(g) each Grantor agrees that should it obtain an ownership interest in or license to any item of the type set forth in Section 1(g) that is not on the date hereof a part of the Intellectual Property Collateral (“After-Acquired Intellectual Property”) (i) the provisions of this Agreement shall automatically apply thereto, and (ii) any such After-Acquired Intellectual Property and, in the case of trademarks, the goodwill symbolized thereby, shall automatically become part of the Intellectual Property Collateral subject to the terms and conditions of this Agreement with respect thereto.  At the end of each fiscal quarter of the Company, each Grantor shall give prompt written notice to the Collateral Agent identifying the After-Acquired Intellectual Property acquired during such fiscal quarter, and such Grantor shall execute and deliver to the Collateral Agent with such written notice, or otherwise authenticate, an agreement substantially in the form of Exhibit B hereto or otherwise in form and substance satisfactory to the Collateral Agent (an “IP Security Agreement Supplement”) covering such After-Acquired Intellectual Property, which IP Security Agreement Supplement shall be recorded with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other governmental authorities necessary to perfect the security interest hereunder in such After-Acquired Intellectual Property.

(h) on or prior to a date that is 60 days after the Closing Date (as defined in the Existing Bridge Loan), or such later date as the Administrative Agent may determine, which determination shall not be unreasonably withheld after any request for extension by the Company, the Administrative Agent shall receive a certificate from a Responsible Officer of the Company confirming that all actions set forth on Schedule VIII have been completed; provided, that, with respect to any actions to be taken that have not been completed by such date, the Administrative Agent may determine in its sole reasonable judgment to waive such actions if it reasonably determines that the cost of completing such action is excessive in relation to the benefits afforded to the Secured Parties thereby.  In addition, such Grantor shall take all commercially reasonable actions to complete the actions set forth on Schedule VIII as soon as reasonably practical after the Closing Date (as defined in the Existing Bridge Loan).

Section 12. Voting Rights; Dividends; Etc.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement:

(a) so long as no Event of Default shall have occurred and be continuing:

(i)            each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Security Collateral of such Grantor or any part thereof for any purpose.

(ii)           each Grantor shall be entitled to receive and retain any and all dividends, interest and other distributions paid in respect of the Security Collateral of such Grantor if and to the extent that the payment thereof is not otherwise prohibited by the terms of the Loan Documents; provided, however, that any and all instruments received, receivable or otherwise distributed in respect of, or in exchange for, any Security Collateral, shall be, and shall be forthwith delivered to the Collateral Agent to hold as, Security Collateral and shall, if received by such Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Grantor and be forthwith delivered to the Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

(iii)          the Collateral Agent will execute and deliver (or cause to be executed and delivered) to each Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (ii) above.

(b) Upon the occurrence and during the continuance of an Event of Default:

(i)            All rights of each Grantor (x) to exercise or refrain from exercising the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 12(a)(i) shall, upon notice to such Grantor by the Collateral Agent, cease and (y) to receive the dividends, interest and other distributions that it would otherwise be authorized to receive and retain pursuant to Section 12(a)(ii) shall automatically cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights and to receive and hold as Security Collateral such dividends, interest and other distributions.

(ii)           All dividends, interest and other distributions that are received by any Grantor contrary to the provisions of paragraph (i) of this Section 12(b) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Term Collateral Agent as Security Collateral in the same form as so received (with any necessary indorsement).

Section 13. As to Letter-of-Credit Rights.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement:

(a) each Grantor, by granting a security interest in its Receivables consisting of letter-of-credit rights to the Collateral Agent, intends to (and hereby does) assign to the Collateral Agent its rights (including its contingent rights) to the proceeds of all Related Contracts consisting of letters of credit of which it is or hereafter becomes a beneficiary or assignee.

(b) upon the occurrence of an Event of Default, each Grantor will, promptly upon request by the Collateral Agent, (i) notify (and such Grantor hereby authorizes the Collateral Agent to notify) the issuer and each nominated person with respect to each of the Related Contracts consisting of letters of credit that the proceeds thereof have been assigned to the Collateral Agent hereunder and any payments due or to become due in respect thereof are to be made directly to the Collateral Agent or its designee and (ii) arrange for the Collateral Agent to become the transferee beneficiary of letter of credit.

Section 14. Commercial Tort Claims.  Each Grantor will promptly give notice to the Collateral Agent of any commercial tort claim in excess of $500,000 that may arise after the date hereof and will immediately execute or otherwise authenticate a supplement to this Agreement, and otherwise take all necessary action, to subject such commercial tort claim to the second priority security interest created under this Agreement.

Section 15. Transfers and Other Liens; Additional Shares.  (a)  Each Grantor agrees that it will not (i) sell, assign or otherwise dispose of, or grant any option with respect to,

any of the Collateral, other than sales, assignments and other dispositions of Collateral, and options relating to Collateral, permitted under the terms of the Loan Agreement, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral of such Grantor except for the pledge, assignment and security interest created under this Agreement and Liens permitted under the Loan Agreement.

(b) Each Grantor agrees that it will (i) cause each issuer of the Pledged Equity pledged by such Grantor not to issue any Equity Interests or other securities in respect of or in substitution for the Pledged Equity issued by such issuer, except to such Grantor; provided that in respect of any issuer not directly or indirectly under the control of a Grantor, such Grantor will use its commercially reasonable efforts to cause such issuer to adhere to the requirements of clause (i) above and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional Equity Interests or other securities.

Section 16. Collateral Agent Appointed Attorney in Fact.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement, each Grantor hereby irrevocably appoints the Collateral Agent such Grantor’s attorney in fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time, upon the occurrence and during the continuance of an Event of Default, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to Section 9,

(b) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(c) to receive, indorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) or (b) above, and

(d) to file any claims or take any action or institute any proceedings that the Collateral Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral.

Section 17. Collateral Agent May Perform.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement, if any Grantor fails during the continuance of an Event of Default to perform any agreement contained herein, the Collateral Agent may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by such Grantor under Section 20.

Section 18. The Collateral Agent’s Duties.  (a)  The powers conferred on the Collateral Agent hereunder are solely to protect the Secured Parties’ interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not any Secured Party has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral.  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property.

(b) Anything contained herein to the contrary notwithstanding, the Collateral Agent may from time to time, when the Collateral Agent deems it to be necessary, appoint one or more subagents (each a “Subagent”) for the Collateral Agent hereunder with respect to all or any part of the Collateral.  In the event that the Collateral Agent so appoints any Subagent with respect to any Collateral, (i) the assignment and pledge of such Collateral and the security interest granted in such Collateral by each Grantor hereunder shall be deemed for purposes of this Security Agreement to have been made to such Subagent, in addition to the Collateral Agent, for the ratable benefit of the Secured Parties, as security for the Secured Obligations of such Grantor, (ii) such Subagent shall automatically be vested, in addition to the Collateral Agent, with all rights, powers, privileges, interests and remedies of the Collateral Agent hereunder with respect to such Collateral, and (iii) the term “Collateral Agent,” when used herein in relation to any rights, powers, privileges, interests and remedies of the Collateral Agent with respect to such Collateral, shall include such Subagent; provided, however, that no such Subagent shall be authorized to take any action with respect to any such Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.

Section 19. Remedies.  Subject to the rights of the Term Collateral Agent under the Term Security Agreement and the General Intercreditor Agreement, if any Event of Default shall have occurred and be continuing:

(a) The Collateral Agent may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may:  (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place and time to be designated by the Collateral Agent that is reasonably convenient to both parties; (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable; (iii) occupy any premises owned or leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under law, without obligation to such Grantor in respect of such occupation; and (iv) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral, including, without limitation, (A) any and all rights of such Grantor to demand or otherwise require payment of any amount under, or performance of any provision of the Receivables, the Related Contracts and the other Collateral, (B) withdraw, or cause or direct the withdrawal, of all funds with respect to the Account Collateral and (C) exercise all other rights and remedies with respect to the Receivables, the Related Contracts and the other Collateral, including, without limitation, those set forth in Section 9-607 of the UCC.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Any cash held by or on behalf of the Collateral Agent and all cash proceeds received by or on behalf of the Collateral Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 20) in whole or in part by the Collateral Agent for the ratable benefit of the Secured Parties against, all or any part of the Secured Obligations, by payment thereof to the Administrative Agent for payment in accordance with Section 2.09(f) of the Loan Agreement and any surplus of such cash or cash proceeds held by or on the behalf of the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over to the applicable Grantor or to whomsoever may be lawfully entitled to receive such surplus.

(c) All payments received by any Grantor under in respect of the Collateral shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent in the same form as so received (with any necessary indorsement).

(d) The Collateral Agent may, without notice to any Grantor except as required by law and at any time or from time to time, charge, set off and otherwise apply all or any part of the Secured Obligations against any funds held with respect to the Account Collateral or in any other deposit account.

(e) The Collateral Agent may send to each bank, securities intermediary or issuer party to any Deposit Account Control Agreement, Securities/Deposit Account Control Agreement, Securities Account Control Agreement or Uncertificated Security Control Agreement a notice of exclusive control.

(f) In the event of any sale or other disposition of any of the Intellectual Property Collateral of any Grantor, the goodwill symbolized by any Trademarks subject to such sale or other disposition shall be included therein, and such Grantor shall supply to the Collateral Agent or its designee such Grantor’s know-how and expertise, and documents and things relating to any Intellectual Property Collateral subject to such sale or other disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property Collateral and to the manufacture, distribution, advertising and sale of products and services of such Grantor.

(g) If the Collateral Agent shall determine to exercise its right to sell all or any of the Security Collateral of any Grantor pursuant to this Section 19, each Grantor agrees that, upon request of the Collateral Agent, such Grantor will, at its own expense:

(i)            execute and deliver, and cause each issuer of such Security Collateral contemplated to be sold and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the reasonable opinion of the Collateral Agent, advisable to register such Security Collateral under the provisions of the Securities Act of 1933 (as amended from time to time, the “Securities Act”), to use commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished and to make all amendments and supplements thereto and to the related prospectus that, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

(ii)           use its commercially reasonable efforts to qualify the Security Collateral under the state securities or “Blue Sky” laws and to obtain all necessary governmental approvals for the sale of such Security Collateral, as requested by the Collateral Agent;

(iii)          use commercially reasonable efforts to cause each such issuer of such Security Collateral to make available to its security holders, as soon as practicable, an earnings statement that will satisfy the provisions of Section 11(a) of the Securities Act;

(iv)          provide the Collateral Agent with such other information and projections as may be necessary or, in the opinion of the Collateral Agent, advisable to enable the Collateral Agent to effect the sale of such Security Collateral; and

(v)           do or use commercially reasonable efforts to cause to be done all such other acts and things as may be necessary to make such sale of such Security

Collateral or any part thereof valid and binding and in compliance with applicable law.

(h) The Collateral Agent is authorized, in connection with any sale of the Security Collateral pursuant to this Section 20, to deliver or otherwise disclose to any prospective purchaser of the Security Collateral:  (i) any registration statement or prospectus, and all supplements and amendments thereto, prepared pursuant to subsection (f)(i) above; (ii) any information and projections provided to it pursuant to subsection (f)(iv) above; and (iii) any other information in its possession relating to such Security Collateral.

Section 20. Indemnity and Expenses.  (a)  Each Grantor agrees to indemnify, defend and save and hold harmless each Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b) Each Grantor will upon demand pay to the Collateral Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees and expenses of its counsel and of any experts and agents, that the Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral of such Grantor, (iii) the exercise or enforcement of any of the rights of the Collateral Agent or the other Secured Parties hereunder or (iv) the failure by such Grantor to perform or observe any of the provisions hereof.

(c) The obligations of the Grantors under this Section 20 shall survive the termination of the other provisions of this Agreement and the resignation or removal of the Collateral Agent.

Section 21. Amendments; Waivers; Additional Grantors; Etc.  (a)  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure on the part of the Collateral Agent or any other Secured Party to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

(b) Upon the execution and delivery by any Person of a security agreement supplement in substantially the form of Exhibit D hereto (each a “Security Agreement Supplement”) or such other form as may be reasonably acceptable to the Administrative Agent, such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor hereunder, and each reference in this Agreement and the other Loan Documents to “Grantor” shall also mean and be a reference to such Additional Grantor, each reference in this Agreement and the other Loan Documents to the “Collateral” shall also mean and be a reference to the Collateral granted by such Additional Grantor and each reference in this Agreement to a Schedule shall also mean and be a reference to the schedules attached to such Security Agreement Supplement.

Section 22. Notices, Etc.  All notices and other communications provided for hereunder shall be either (i) in writing (including telecopier communication) and mailed, telecopied or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Company or the Collateral Agent, addressed to it at its address specified in the Loan Agreement and, in the case of each Grantor other than the Company, addressed to it at its address set forth opposite such Grantor’s name on the signature pages hereto or on the signature page to the Security Agreement Supplement pursuant to which it became a party hereto; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and other communications shall, when mailed, telecopied, sent by electronic mail or otherwise, be effective when deposited in the mails, telecopied, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Collateral Agent shall not be effective until received by the Collateral Agent.  Delivery by telecopier or other electronic communication of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Security Agreement Supplement or Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 23. Continuing Security Interest.  This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the latest payment in full in cash of the Secured Obligations (other than contingent obligations), (b) be binding upon each Grantor, its successors and assigns and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.

Section 24. Release; Termination.  (a)  Upon any sale, lease, transfer or other disposition of any item of Collateral of any Grantor in accordance with the terms of the Loan Documents (other than sales of Inventory in the ordinary course of business), the security interest in such Collateral shall automatically terminate and as promptly as practicable, the Collateral Agent will, at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Event of Default shall have occurred and be continuing, (ii) such Grantor shall have delivered to the Collateral Agent, at least five Business Days prior to the date of the proposed release, a written request for release describing the item of Collateral, together with a form of release for execution by the Collateral Agent and a certificate of such Grantor to the effect that the transaction is in compliance with the Loan Documents and as to such other matters as the Collateral Agent may reasonably request.

(b) In the case of Collateral other than the Revolver Collateral (as defined in the General Intercreditor Agreement), the security interest in such Collateral shall terminate on the date on which the Collateral Agent shall have received written notice as provided for in the Loan Agreement that the Obligations under the Term Loan Agreement (other than contingent obligations) shall have become unsecured or shall have been paid in full with the proceeds of unsecured indebtedness, the unfunded commitments, if any, of the lenders under the Term Loan Agreement shall have been terminated and the Liens securing such Obligations shall have been released, and as promptly as practicable thereafter, the Collateral Agent will, at the Grantors’ expense, execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence the release of such Collateral from the assignment and security interest granted hereby; provided, however, that the security interest in such Collateral shall not terminate and the Collateral Agent shall not release its security interest in such Collateral if at the time thereof any Event of Default is then continuing.

(c) In the case of the Revolver Collateral, the security interest in such Collateral shall terminate on the date on which the Collateral Agent shall have received written notice as provided for in the Loan Agreement that (i) the Obligations under the Term Loan Agreement (other than contingent obligations) shall have become unsecured or shall have been paid in full with the proceeds of unsecured indebtedness, the unfunded commitments, if any, of the lenders under the Revolving Credit Agreement shall have been terminated and the Liens securing such Obligations shall have been released, and (ii) the Obligations under and as defined in the Revolving Credit Agreement (other than contingent obligations) shall have become unsecured or shall have been paid in full with the proceeds of unsecured indebtedness, the unfunded commitments, if any, of the lenders under the Revolving Credit Agreement shall have been terminated and the liens securing such Obligations shall have been released, and as promptly as practicable thereafter, the Collateral Agent will, at the Grantors’ expense, execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence the release of such Collateral from the assignment and security interest granted hereby; provided, however, that the security interest in such Collateral shall not terminate and the Collateral Agent shall not release its security interest in such Collateral if at the time thereof any Event of Default is then continuing.

(d) Upon the payment in full in cash of the Secured Obligations (other than contingent obligations), the pledge and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the applicable Grantor and the Collateral Agent will, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(e) The Collateral Agent shall release the Collateral as otherwise provided for under the Intercreditor Agreements.

Section 25. Intercreditor.  NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIENS AND SECURITY INTERESTS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THIS AGREEMENT IN ANY COLLATERAL AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE COLLATERAL AGENT WITH RESPECT TO ANY COLLATERAL HEREUNDER ARE SUBJECT TO THE LIMITATIONS AND PROVISIONS OF (i) THE REVOLVER INTERCREDITOR

AGREEMENT, DATED AS OF FEBRUARY 22, 2007 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “REVOLVER INTERCREDITOR AGREEMENT”), AMONG DBNY, AS FIRST LIEN COLLATERAL AGENT (AS DEFINED THEREIN), DEUTSCHE BANK TRUST COMPANY AMERICAS, AS SECOND LIEN COLLATERAL AGENT (AS DEFINED THEREIN), AND DBNY (AS SUCCESSOR TO DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH), AS THIRD LIEN COLLATERAL AGENT (AS DEFINED THEREIN) AND CERTAIN OTHER PERSONS THAT MAY BECOME PARTY THERETO FROM TIME TO TIME AND CONSENTED TO BY BUILDING MATERIALS CORPORATION OF AMERICA AND THE GRANTORS IDENTIFIED THEREIN AND (ii) THE GENERAL INTERCREDITOR AGREEMENT, DATED AS OF FEBRUARY 22, 2007 (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “GENERAL INTERCREDITOR AGREEMENT” AND TOGETHER WITH THE REVOLVER INTERCREDITOR AGREEMENT, THE “INTERCREDITOR AGREEMENTS”), AMONG DEUTSCHE BANK TRUST COMPANY AMERICAS, AS FIRST LIEN COLLATERAL AGENT AND DBNY (AS SUCCESSOR TO DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH), AS JUNIOR LIEN COLLATERAL AGENT AND CERTAIN OTHER PERSONS THAT MAY BECOME PARTY THERETO FROM TIME TO TIME AND CONSENTED TO BY BUILDING MATERIALS CORPORATION OF AMERICA AND THE GRANTORS IDENTIFIED THEREIN.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENTS AND THIS AGREEMENT, THE TERMS OF THE INTERCREDITOR AGREEMENTS SHALL GOVERN AND CONTROL.

Section 26. Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an original executed counterpart of this Agreement.

Section 27. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 28. Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b)           Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 29. Waiver of Jury Trial.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

Address for Notices: c/o Building Materials Corp of America 1361 Alps Road, Wayne, NJ 07470

BUILDING MATERIALS CORPORATION OF AMERICA
BMCA ACQUISITION INC.
BMCA ACQUISITION SUB INC.
BMCA FRESNO LLC
BMCA FRESNO II LLC
BMCA GAINESVILLE LLC
BMCA INSULATION PRODUCTS INC.
BMCA QUAKERTOWN INC.
BUILDING MATERIALS INVESTMENT CORPORATION
BUILDING MATERIALS MANUFACTURING CORPORATION
DUCTWORK MANUFACTURING CORPORATION
GAF LEATHERBACK CORP.
GAF MATERIALS CORPORATION (CANADA)
GAF PREMIUM PRODUCTS INC.
GAF REAL PROPERTIES, INC.
GAFTECH CORPORATION
HBP ACQUISITION LLC
LL BUILDING PRODUCTS INC.
PEQUANNOCK VALLEY CLAIM SERVICE COMPANY, INC.
SOUTH PONCA REALTY CORP.
WIND GAP REAL PROPERTY ACQUISITION CORP.

By	/John M. Maitner/
Name: John M. Maitner
Title: Vice President and Treasurer

ACCEPTED & ACKNOWLEDGED

DEUTSCHE BANK AG NEW YORK BRANCH, as Collateral Agent

By	/Marguerite Sutton/
Name: Marguerite Sutton
Title: Director

By	/Evelyn Thierry/
Name: Evelyn Thierry
Title: Vice President